Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Rovi Corporation to be filed on or about July 30, 2014, pertaining to the Rovi Corporation 2008 Equity Incentive Plan, as amended, of our reports dated February 12, 2014, with respect to the consolidated financial statements of Rovi Corporation and the effectiveness of internal control over financial reporting of Rovi Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP
Los Angeles, California
July 30, 2014